EXHIBIT 99.1

Press Release	Source: Neuro-Hitech Pharmaceuticals, Inc.

Neuro-Hitech Pharmaceuticals, Inc. Appoints David Barrett Chief Financial Officer

Thursday April 6, 10:22 am ET

Barrett Adds M&A, Tax and Audit, and Start-Up Experience to Neuro-Hitech

NEW YORK--(BUSINESS WIRE)--April 6, 2006--Neuro-Hitech Pharmaceuticals, Inc. (OTC BB: NHPI - News), a drug development company engaged in the development and commercialization of Huperzine A (HupA) and its analogues for Alzheimer's and other degenerative neurological disorders, today announced that it has appointed David Barrett as its Chief Financial Officer.

Barrett comes to Neuro-Hitech from Overture Financial Services, LLC, (OFS) where he was CFO. OFS specializes in the construction and management of investment platforms for financial intermediaries, Previously, Mr. Barrett was CFO at Overture Asset Managers, LLC where he was responsible for managing the finances, business, acquisition and operation strategy for the firm and its affiliates.

Before working with Overture, he worked with Deloitte & Touche for four years, focusing his talents on Mergers and Acquisitions after serving in the firm's Tax and Audit Practice. Barrett was the Senior Consultant on the broker-dealer audit for two major investment-banking clients. He also served on Deloitte's committee that dealt with Sections 302 and 404 of Sarbanes-Oxley. Barrett is a Certified Public Accountant in the states of New York and Connecticut. He earned a Masters in Accounting at the University of Florida in 1999, where he also received his Bachelor's of Science in Finance & Accounting in 1999.

Reuben Seltzer, President and CEO of Neuro-Hitech, said, "David Barrett brings to our company the complete set of financial and accounting skills and experience that we need to succeed. His familiarity with tax and audit issues is critical to any small-cap company. His experience will further allow us to make wise decisions about expanding upon our portfolio of compounds through mergers or acquisitions. Additionally, his understanding of Sarbanes-Oxley, which he gained through daily experience at Deloitte, is of considerable value in these times, especially to a growing company. His management abilities, as demonstrated in his work on numerous audits as Deloitte, will help us build a motivated and energized staff across our organization. Finally, his experience at Overture as CFO gives him a familiarity with the day-to-day functions he will be called upon to execute as our CFO. Those functions will include regularly meeting with investors and analysts, and we expect he will rapidly become one of the public faces of Neuro-Hitech."

Barrett commented, "I am looking forward to a long and productive relationship with Reuben and the rest of the Neuro-Hitech Management Team. The development of new medical therapies is both a scientific and financial challenge, and I am confident that my training and talents will help in commercializing Huperzine A and our other development initiatives. In addition, I am committed to making sure that investors and analysts get a constant and clear picture of exactly where things stand both scientifically and financially. As the scientific side of Neuro-Hitech develops Huperzine A and as it adds new compounds and therapies to its portfolio, it will be my responsibility to ensure that the Company remains a solid investment story, and I am very excited by the Company's potential."

About Neuro-Hitech Pharmaceuticals, Inc.

Neuro-Hitech Pharmaceuticals, Inc. is a drug development company engaged in the development and commercialization of Huperzine A (HupA) and its analogues for a variety of degenerative neurological disorders.

This release contains forward-looking statements which involve known and unknown risks, delays, uncertainties and other factors not under the Company's control, which may cause actual results, performance or achievements of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include results of current or pending research and development activities, actions by the FDA and other regulatory authorities, and those factors detailed in the Company's filings with the Securities and Exchange Commission such as 10K, 10Q and 8K reports.

Contact:
Porter, LeVay & Rose, Inc.
Linda Decker, VP - Investor Relations
Jeff Myhre, VP - Editorial
212-564-4700
Tom Gibson, VP - Media Relations: 201-476-0322
Fax: 212-244-3075
or
Neuro-Hitech Pharmaceuticals, Inc.
Reuben Seltzer, President & CEO
212-798-8100
or
For Neuro-Hitech Pharmaceuticals, Inc.
Dianne Will, 518-398-6222
Investor Relations
dwill@willstar.net

Source: Neuro-Hitech Pharmaceuticals, Inc.